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                                                                     EXHIBIT 4.2

      Form of Trust Agreement among EXFO Electro-Optical Engineering Inc.,
          Germain Lamonde, GEXFO Investissements Technologiques inc., Fiducie Germain Lamonde and G. Lamonde Investissements Financiers inc.


THIS AGREEMENT made as of the [   ] day of __, 2000.

AMONG: GERMAIN LAMONDE, an individual residing in Cap-Rouge, Province of Quebec,

                         (hereinafter called "GERMAIN LAMONDE")

                         - and -

                         GEXFO INVESTISSEMENTS TECHNOLOGIQUES INC., a company incorporated under the laws of the Province of Quebec,

                         (hereinafter called "GEXFO")

                         - and -

                         G. LAMONDE INVESTISSEMENTS FINANCIERS INC., a company incorporated under the laws of the Province of Quebec,

                         (hereinafter called "INVESTISSEMENTS")

                         - and -

                         FIDUCIE GERMAIN LAMONDE, a family trust constituted under the laws of the Province of Quebec,

                         (hereinafter called "TRUST LAMONDE")

                         (GERMAIN LAMONDE, GEXFO, INVESTISSEMENTS and TRUST LAMONDE are collectively referred to as the "SHAREHOLDERS")

                         - and -

                         EXFO ELECTRO-OPTICAL ENGINEERING INC., a corporation incorporated under the laws of Canada,

                         (hereinafter called the "CORPORATION")

                         - and -

                         CIBC MELLON TRUST COMPANY, a trust company incorporated under the laws of Canada,

                         (hereinafter called the "TRUSTEE")



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                                     - 2 -

     WHEREAS the Corporation has an authorized share capital consisting of an unlimited number of subordinate voting shares (the "SUBORDINATE VOTING SHARES"), an unlimited number of multiple voting shares (the "MULTIPLE VOTING SHARES") (the Subordinate Voting Shares and the Multiple Voting Shares are collectively referred to herein as the "EQUITY SHARES") and an unlimited number of Preferred Shares issuable in series;

     WHEREAS the Corporation proposes to issue and sell 6,000,000 Subordinate Voting Shares pursuant to a prospectus dated __, 2000 (900,000 additional Subordinate Voting Shares if the over-allotment (the "Over-Allotment") granted by the Corporation to Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Dominion Securities Inc., Wit SoundView Corporation and CIBC World Markets Inc. is exercised in full (the "OFFERING");

     WHEREAS on the closing date of this Offering (the "Closing Date") 38,000,000 Multiple Voting Shares, 6,709,605 Subordinate Voting Shares (7,609,605 Subordinate Voting Shares if the Over-Allotment option is exercised in full) and 800,000 Preferred Shares Series 1 will be issued and outstanding;

     WHEREAS the Shareholders and the Corporation have agreed to enter into this Agreement in order to secure the listing of the Subordinate Voting Shares of the Corporation on The Toronto Stock Exchange and derive the benefits of such listings, and for the purpose of ensuring that the holders of the Subordinate Voting Shares will not be deprived of any rights under applicable take-over bid legislation to which they would have been entitled in the event of a take-over bid if the Multiple Voting Shares and the Subordinate Voting Shares were a single class of shares;

     WHEREAS the Shareholders and the Corporation wish to constitute the Trustee as a trustee for the holders of the Subordinate Voting Shares all as contemplated hereby in order that such holders, through the Trustee, will benefit from the covenants of the Shareholders and the Corporation as contained in this Agreement;

     WHEREAS, for the purpose of this Agreement, "LAMONDE FAMILY " means collectively (i) Germain Lamonde, (ii) his spouse, in fact or in law, (iii) any lineal descendant of Germain Lamonde, born or to be born, (iv) any trust constituted primarily for the benefit of Germain Lamonde, his spouse, in fact or in law, or any of his descendants, born or to be born, and (v) any corporation where 90% of the votes attaching to all outstanding shares and at least 50% of all outstanding shares are controlled by any one or more of such persons or trusts.

     NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the promises and agreements herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Subject to the other provisions of this Agreement, the Shareholders being the holders of all the Multiple Voting Shares (the "MV SHAREHOLDERS" or, as the case may be, a "MV SHAREHOLDER") shall not sell nor dispose of, directly or indirectly, any Multiple Voting Shares pursuant to a take-over bid, as defined by applicable securities legislation, under circumstances in which securities legislation would have required the same offer or a follow-up offer to be made to all holders of Subordinate Voting Shares if the sale had been of Subordinate Voting Shares rather than Multiple Voting Shares, but otherwise on the same terms. For this purpose, it shall be assumed that the offer that would have resulted in such sale of Subordinate Voting Shares would have constituted a take-over bid under applicable securities legislation, regardless or whether this actually would have been the case. Should it be necessary to determine the value of Multiple Voting Shares to ascertain the applicability of any


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                                      -3-

     exemption from take-over bid requirements for the purposes of the foregoing, the Multiple Voting Shares shall be deemed to have the same value as that which would be assigned by applicable securities legislation to the Subordinate Voting Shares under similar circumstances.

2. Section 1 shall not apply to prevent any sale or other disposition by any MV Shareholder of Multiple Voting Shares, if:

     (a) such sale or other disposition is made pursuant to an offer to purchase part only of the Multiple Voting Shares made to all holders of Multiple Voting Shares, and an offer all the terms of which are at least as favourable as the terms of the offer to purchase the Multiple Voting Shares (in terms of price per share, percentage of outstanding shares to be taken up exclusive of shares owned immediately prior to the offer by the offeror, or associates or affiliates of the offeror, and in all other material respects) is made concurrently to all holders of Subordinate Voting Shares to purchase Subordinate Voting Shares, which offer is unconditional (other than the right not to take up and pay for shares tendered if no shares are purchased pursuant to the offer for Multiple Voting Shares); or

     (b) there is a concurrent unconditional offer, all terms of which are as favourable as the terms of the offer to purchase the Multiple Voting Shares, to purchase all of the Subordinate Voting Shares at a price per share at least as high as the highest price per share offered pursuant to the said sale or other disposition of the Multiple Voting Shares referred to in (a) above; or

     (c) such sale or disposition is a direct or indirect sale or other disposition of shares of the Corporation, provided that (i) the sale or other disposition is effected within the Lamonde Family at a price which is within the margin prescribed by the Securities Act (Quebec),
          (ii) the transferee is not a party to any agreement under which any other person would directly or indirectly participate in the beneficial ownership of, control or direction over more than 50% of the votes attaching to the Equity Shares held by such transferee,
          (iii) the sale is otherwise made in accordance with applicable law,
          (iv) the prior written consent of the Trustee as contemplated by
          Section 4 of this Agreement has been obtained, and (v) the transferee, if not already a party to this Agreement, becomes a party to this Agreement.

     For the purposes of paragraphs (a) and (b) of this Section 2, the varying of any term of an offer shall be deemed to constitute the making of a new offer.

3. Without restricting the generality of the foregoing and in addition to any other provisions herein of similar effect, the MV Shareholders agree that the Multiple Voting Shares shall be automatically converted into Subordinate Voting Shares upon the occurrence of any of the following circumstances, namely: (A) members of the Lamonde Family (as defined in the preamble hereof) do not beneficially own, directly or indirectly, in any manner, a number of Equity Shares representing either (i) more than 50% of the votes attaching to all issued and outstanding Equity Shares or (ii) 60% of the total number of Multiple Voting Shares held by them on the closing date of this Offering (or 22,800,000 Multiple Voting Shares) or (B) Germain Lamonde no longer occupies the position of either Chairman of the Board or Chief

     Executive Officer of the Corporation, for any reason, including voluntary or forced retirement, death or incapacity (the "Occurrence"), unless such situation is remedied within 60 days from the Occurrence or, if the situation which gave rise to such Occurrence is the incapacity of Germain Lamonde, within 1 year from the Occurrence. The Trustee is hereby irrevocably instructed to convert the Multiple Voting Shares into Subordinate Voting Shares 60 days after the Occurrence, provided the situation which gave rise to such Occurrence has not been remedied within such 60-day period or, as the case may be, if the situation that gave rise to such Occurrence is the incapacity of Germain Lamonde, 1 year after the occurrence of such incapacity, provided the incapacity of Germain Lamonde has not ceased within such 1-year period.

     In addition, if at any time, the Lamonde Family or any of its members sells or otherwise transfer Multiple Voting Shares to a party who is not a member of the Lamonde Family, such transferred shares shall be automatically converted on the date of such sale or transfer into Subordinate Voting Shares and the Trustee shall automatically convert those shares into Subordinate Voting Shares unless a certificate signed by the transferor and transferee confirming that the transferee is a member of the Lamonde Family is provided to the Trustee.

4. Notwithstanding any other provision contained herein, the prior written consent of the Trustee shall be required in connection with any sale or other disposition of Multiple Voting Shares, whether direct or indirect, by any MV Shareholder. Such consent shall be given no later than the next Business Day of receipt by the Trustee of evidence satisfactory to it, acting reasonably, to the effect that the sale or disposition is not in contravention of this Agreement. For the purposes of the foregoing, the Trustee shall be entitled to consider a legal opinion to be satisfactory evidence although no such opinion is necessarily required. The Trustee also has the right to require from time to time evidence satisfactory to it, acting reasonably, as to the number of Equity Shares beneficially owned directly or indirectly by the Lamonde Family or any MV Shareholder. For the purposes of this Agreement, "Business Days" means a day, other than a Saturday, Sunday or any other day on which the principal banks located in Quebec City are not open for business during normal banking hours. No consent shall be given in respect of any sale or disposition unless the Trustee receives the consent of the person or company requiring the shares to be bound hereby as an MV Shareholder.

5. Each MV Shareholder shall use its best efforts to prevent any person or company it controls from carrying out any direct or indirect sale or other disposition in contravention of the foregoing in respect of any Multiple Voting Shares owned from time to time by such MV Shareholder, or any person or company controlled, directly or indirectly by such MV Shareholder, regardless of whether such person or company is a party to this Agreement.

6. For greater certainty, any direct or indirect sale or other disposition which would result in the direct or indirect acquisition of beneficial ownership of Multiple Voting Shares or Subordinate Voting Shares, or in the direct or indirect acquisition of control or direction over such shares, shall be construed to be a sale or disposition of such Multiple Voting Shares or Subordinate Voting Shares, as the case may be, for the purposes of the foregoing.

7. No MV Shareholder or any corporation which it controls shall directly or indirectly sell or dispose of any Multiple Voting Shares unless the sale or disposition is conditional upon the


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                                      -5-

     person, trust or company acquiring such Multiple Voting Shares becoming a party to this Agreement as a MV Shareholder.

8. Notwithstanding any other provision contained herein, the restrictions of the preceding provisions of this Agreement, subject to Section 11, shall not apply to the exercise by the holder of Multiple Voting Shares of any right of conversion into Subordinate Voting Shares attaching to the Multiple Voting Shares and the subsequent sale or disposition of the Subordinate Voting Shares issued upon such conversion.

9. Nothing in this Agreement shall prevent an MV Shareholder from granting, from time to time, directly or indirectly, a security interest, by way of pledge, hypothecation or otherwise, whether directly or indirectly, in Multiple Voting Shares to any financial institution with which it deals at arm's length (within the meaning of the Income Tax Act (Canada)) in connection with a bona fide borrowing provided that concurrent with the pledge, hypothecation or other granting of the security interest, the financial institution agrees in writing to become a party to and abide by the terms of this Agreement as if such financial institution were a MV Shareholder until such time as the pledge, hypothecation or other security interest has been released or the Multiple Voting Shares which were subject thereto have been sold or disposed of in accordance with the terms of this Agreement.

10. The Shareholders hereby agree to place on deposit with the Trustee, contemporaneously with the issuance of Subordinate Voting Shares to the
     public pursuant to the final prospectus of the Corporation dated     __   ,
     2000, 38,000,000 Multiple Voting Shares which are represented by the certificates referred to in Schedule "A" hereto and hereby undertake and agree to deliver the share certificates representing such shares (including any replacement securities or certificates if and when such are issued or allotted) to the Trustee for safekeeping and to assure compliance with the terms and conditions hereof. It is understood, however, that the Trustee shall release from deposit such number of Multiple Voting Shares as are covered by any consent granted in accordance with the provisions of Section 4 save and except for transfers among members of the Lamonde Family.

11. If any person or company carries out an indirect sale or other disposition contemplated in this Agreement in contravention of the terms hereof, the person, trust, or company acquiring such shares shall not thereafter do any of the following with respect to any of the Multiple Voting Shares so sold or disposed or to those Subordinate Voting Shares resulting from the conversion thereof: (a) directly or indirectly sell or dispose of them without the prior written consent of the Trustee; or (b) exercise any voting rights attaching to them except in accordance with the written instructions of the Trustee. The Trustee may attach conditions to any consent the Trustee gives in exercising its rights hereunder. The Trustee shall exercise such rights in a manner that the Trustee considers to be:
     (i) in the best interests of the holders of the Subordinate Voting Shares, other than the Shareholders or any MV Shareholder who, in the opinion of the Trustee, participated directly or indirectly in the transaction that triggered the operation of this Section 11, (ii) in accordance with applicable securities legislation, and (iii) consistent with the intentions of the Shareholders and the Corporation in entering into this Agreement as such intentions are set out in the preamble to this Agreement. Notwithstanding a sale or disposition of shares which constitutes an indirect sale or disposition of Multiple Voting Shares in contravention to this Agreement, the Shareholders shall not, although remaining bound by the restrictions and prohibitions of this Agreement,

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                                      -6-

     have any liability for damages hereunder in respect of such sale or disposition, provided that the Shareholders are otherwise in compliance with all other provisions of this Agreement.

12. The Lamonde Family or any of its members shall send to the Trustee within 30 days of the end of each financial year a certificate signed by each member of the Lamonde Family confirming that (A) members of the Lamonde Family do beneficially own, directly or indirectly, in any manner, a number of Equity Shares representing either (i) more than 50% of the votes attaching to all issued and outstanding Equity Shares or (ii) 60 % of the total number of Multiple Voting Shares held by them on the closing date of the Offering (or 22,800,000 Multiple Voting Shares) and (B) Germain Lamonde still occupies the position of either Chairman of the Board or Chief Executive Officer of the Corporation. In addition, if and whenever the Trustee has reasonable cause to believe that any MV Shareholders or the Corporation may have breached, or may intend to breach, any provision of this Agreement, the Trustee shall make reasonable enquiry to determine whether such a breach has occurred or is intended, and if the Trustee thereupon determines that such is the case the Trustee shall forthwith deliver to the Corporation a notice stating that the Trustee has made such determination. The Trustee shall thereupon be entitled to take and, subject to Section 14, shall take such action as the Trustee considers necessary to enforce its rights under this Agreement on behalf of the holders of the Subordinate Voting Shares. Any action which the Trustee is entitled to take in such circumstances includes, without limitation, a refusal to consent to any sale or disposition of Multiple Voting Shares.

13. Subject to Section 14, if and whenever holders of not less than 10% (excluding any members of the Lamonde Family or any holders of Multiple Voting Shares) of the then outstanding Subordinate Voting Shares determine that any one of the MV Shareholders or the Corporation has breached, or intends to breach, any provision of this Agreement, such holders may require the Trustee to take action in connection with such failure by delivering to the Trustee a requisition in writing signed in one or more counterparts by such holders and setting forth the nature of the breach and requesting the Trustee to take action as provided for in this Agreement, and upon receipt by the Trustee of such a requisition the Trustee shall forthwith take such action or any other action that the Trustee considers necessary to enforce its rights under this Agreement on behalf of the holders of the Subordinate Voting Shares.

14. The obligation of the Trustee to take any action on behalf of the holders of the Subordinate Voting Shares shall be conditional upon the Trustee receiving from the Corporation or from one or more holders of Subordinate Voting Shares such indemnification as the Trustee may reasonably require in respect of any costs or expenses which it may incur in connection with any such action. The Corporation shall provide such indemnification to the Trustee if the Trustee has delivered to the Corporation the notice referred to in Section 12.

15. No holder of Subordinate Voting Shares (excluding any members of the Lamonde Family or any holders of Multiple Voting Shares) shall have the right, other than through the Trustee, to institute any action or proceeding or to exercise any other remedy for the purpose of enforcing any rights arising from this Agreement unless holders of Subordinate Voting Shares shall have requested in the manner specified in Section 13 that the Trustee act and shall have provided reasonable indemnity to the Trustee and the Trustee shall have failed to so act within 30 days after the provision of such indemnity. In such case, any holder of Subordinate Voting Shares shall be entitled to take proceedings in any court of competent

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     jurisdiction such as the Trustee might have taken. In such circumstances, the Corporation shall reimburse the reasonable costs of any action that may be taken in good faith by the holders of Subordinate Voting Shares in accordance with the provisions hereof.

16. The Corporation shall do all things necessary to facilitate the due performance of this Agreement including the fulfillment by the Shareholders of their obligations hereunder.

17. The Trustee may resign and be discharged from all further duties and liabilities hereunder, subject to Section 19, after giving 30 days' written notice to the Corporation and the Shareholders or such shorter notice as the Corporation and the Shareholders may accept as sufficient.

18. The Corporation may terminate the Trustee's mandate pursuant to this Agreement, after giving 30 days' written notice to the Trustee, should:

     (a) any company into or with which the Trustee may be merged or consolidated or amalgamated, or any company succeeding to the trust business of the Trustee be unacceptable to the Corporation, acting reasonably; or

     (b) the financial situation of the Trustee is such that, in the opinion of the Corporation, acting reasonably, it jeopardizes the Trustee's capability to perform its obligations under this Agreement; or

     (c) the fees and expenses of the Trustee are, in the opinion of the Corporation, acting reasonably, not within the general practice of the industry.

     In the event that the office of trustee becomes vacant, the Corporation shall forthwith appoint a new trustee which shall be a company licensed or authorized to carry on the business of a trust company in the Province of Quebec; failing such appointment, the Shareholders, the Trustee or any holder of Subordinate Voting Shares may apply to a judge of the Quebec Superior Court for the appointment of a new trustee. Upon any new appointment, the new trustee shall be vested with the same powers, rights, duties and responsibilities as it had been originally named herein as the trustee, but there shall be immediately executed, at the expense of the Corporation, all such instruments as may be, in the opinion of counsel to the Corporation, necessary or desirable to assure such vesting. Any resignation or termination of the Trustee shall not become effective until the successor party shall have executed an appropriate instrument accepting the appointment as the new trustee. Notwithstanding such resignation or termination, the Trustee shall continue to be indemnified in accordance with Section 19.

19.

     (a) Each of the MV Shareholders and the Corporation, jointly but not jointly and severally, agree to indemnify and save harmless the Trustee from and against all claims, liabilities, losses, penalties, actions, suits, costs, expenses and disbursements (including legal and advisory fees and expenses) made against it by anyone, in the absence of negligence or fraud by the Trustee, its officers, directors and employees, by reason of the Trustee's compliance in good faith with the terms hereof. It is understood that, as between the MV Shareholders and the Corporation, the party in default or alleged to be in default hereunder shall be responsible for such indemnification if it arises from its own default or alleged default. It is understood and agreed that this indemnification shall survive the termination or discharge of this agreement or resignation of the Trustee.

     (b) The Trustee may employ or retain counsel, auditors, accountants, or other experts or advisors, whose qualifications give authority to any opinion or report made by them as it may reasonably require for the purpose of discharging its duties hereunder and shall not be responsible for any misconduct on the part of any of them. The Trustee may, if it is acting in good faith, rely on the accuracy of any such opinion or report.

     (c) The Trustee shall have no responsibility, if it is acting in good faith, for the genuineness or validity or any securities, documents or other things deposited with it. In the exercise of its rights, duties and obligations hereunder, the Trustee may, if it is acting in good faith, rely as to the truth of the statements and the accuracy of the opinions expressed in any certificates or other documents provided to it.

20. The Corporation shall pay the reasonable fees and expenses of the Trustee in connection with the performance of the Trustee's obligations hereunder, including the reasonable fees and disbursements of counsel or other experts employed by the Trustee, but this Section 20 shall not require the Corporation to pay any fees or expenses in connection with any action taken by the Trustee pursuant to Section 12 if the Trustee has not delivered to the Corporation the notice referred to in Section 12 in respect of such action.

21. The Trustee hereby accepts the appointment as depositary and trustee for the holders from time to time of the Subordinate Voting Shares upon the terms and conditions herein set forth. Subject to the limitations contained herein, the Trustee shall act as a depositary and, in its capacity of trustee, shall be charged with simple administration in accordance with the provisions of the Civil Code of Quebec, it being understood that the Trustee shall not have, except as provided herein, any rights as a shareholder with respect to the Multiple Voting Shares such as, the right to vote and to receive dividend on such shares.

22. This Agreement shall not be amended, and no provision thereof shall be waived, except with (i) the consent of any stock exchange upon which the Subordinate Voting Shares are quoted and/or listed and any other applicable securities regulatory authorities and (ii) the approval of at least two-thirds of the votes cast by holders of Subordinate Voting Shares present or represented at a meeting duly called for the purpose of considering such amendment or waiver, and of at least one simple majority of the votes cast by holders of Subordinate Voting Shares, excluding any of the MV Shareholders and their respective affiliates and any persons who have an agreement to purchase Multiple Voting Shares on terms which would constitute a sale or disposition subject to Section 1, other than as permitted herein.

23. The provisions of this Agreement shall only come into effect contemporaneously with the issuance of Subordinate Voting Shares to the public pursuant to the final prospectus of the Corporation dated ___, 2000.

24. For purposes only of this Agreement and applicable securities legislation, all parties hereto shall be deemed to be residents of the Province of Quebec.

25. No provision of this Agreement shall limit the rights of any holders of Subordinate Voting Shares under applicable law.

26. The Shareholders represent and warrant to the Corporation and the Trustee that the information contained in the preamble hereto is true in all material respects.

27. Any notice or other communication made pursuant to or in connection with this Agreement shall be sufficiently given if it is in writing and, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, shall be deemed to have been received 5 Business Days after the post-marked date thereof, or if telexed or delivered by another form of recorded communication, shall be deemed to have been received on the next Business Day following dispatch, or if delivered by hand shall be deemed to have been received at the time it is delivered. Notices shall be addressed as follows:

     if to a member of the Lamonde Family:   Mr. Germain Lamonde
                                             4310 du Cure-Drolet
                                             Street Cap-Rouge, Quebec, G1Y 3H2


     if to GEXFO:                            GEXFO Investissements
                                             Technologiques inc.
                                             465 Godin Avenue
                                             Vanier, Quebec, G1M 3G7
                                             Attention: Mr. Germain Lamonde

                                             Telecopier: (418) 683-2170

     if to Investissements:                  G. Lamonde Investissements
                                             Financiers inc.
                                             465 Godin Avenue
                                             Vanier, Quebec, G1M 3G7
                                             Attention: Mr. Germain Lamonde

                                             Telecopier: (418) 683-2170


     if to Trust Lamonde:                    Fiducie Germain Lamonde
                                             465 Godin Avenue
                                             Vanier, Quebec, G1M 3G7
                                             Attention: Mr. Germain Lamonde

                                             Telecopier: (418) 683-2170
     if to the Corporation:        EXFO Electro-Optical Engineering inc.
                                   465 Godin Avenue
                                   Vanier, Quebec, G1M 3G7
                                   Attention: Mr. Germain Lamonde

                                   Telecopier: (418) 683-2170


     if to the Trustee:            CIBC Mellon Trust Company
                                   2001 University Street
                                   16th Street
                                   Montreal, Quebec, H3A 2A6
                                   Attention: Corporate Trust Department

                                   Telecopier: (514) 285-3640

     or such other address as the party to whom such notice or communication is to be given shall have last designated to the party giving the same in the manner specified in this Section 27.

28. The Shareholders jointly and solidarily release, indemnify and save harmless the Trustee from all costs, charges, claims, demands, damages, losses and expenses resulting from the Trustee's performance, in good faith and without negligence, of its duties under this Agreement. The Trustee shall not be liable for any error of judgment or for any act done or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or omit from doing in connection herewith, except its own negligence and willful misconduct.

     The Trustee may seek the advice of legal counsel in the event of any questions or dispute as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such legal counsel. The Trustee shall be entitled to pay such legal counsel reasonable remuneration. The Trustee shall not be answerable for the default or misconduct of any agent or legal counsel employed or appointed, at its discretion, by it if such agent or legal counsel shall have been selected with reasonable care.

     In the event of any disagreement between any of the parties to this Agreement, resulting in demands or adverse claims being made in connection with or for any Multiple Voting Shares, the Trustee shall be entitled to refuse to comply with any demands or claims on it, and in so refusing the Trustee may make no delivery or other disposition of any Multiple Voting Shares, and in so doing the Trustee shall not be or become liable in any way or to any person or party for its failure or refusal to comply with such conflicting demands or adverse claims until the rights of person or party shall have been finally adjudicated in a court assuming and having jurisdiction with respect to the Multiple Voting Shares or all differences shall have been adjusted by agreement and the Trustee shall have been notified thereof in writing signed by all persons and parties interested.

29. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec. The terms "associate" and "affiliate" used herein shall include any person considered to be an affiliate for the purposes of the Canada Business Corporation Act. Reference herein to any applicable securities legislation means securities legislation of the Province of Quebec in effect at the relevant time, which shall be assumed to apply.

30. This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns, as applicable.

31. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

32.  Time shall be of the essence of this Agreement.

33. Each party hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Quebec in connection with any disputes which may result from, arise out of, or relate to this Agreement and may be brought in such courts. Each party hereby irrevocably waives (and irrevocably agrees not to raise) any objection which it may now or thereafter have to the laying of the venue of any proceedings in any such courts and any claim that any such proceedings have been brought in an inconvenient forum. Judgment in any such proceedings in such court shall be conclusive and binding upon the parties and may be enforced in courts of any other jurisdiction.

34. The parties hereto have required that this Agreement and all documents and notices related thereto and/or resulting therefrom be drawn up in the English language. Les parties aux presentes ont exige que la presente convention ainsi que tous les documents et avis qui s'y rattachent et/ou qui en decouleront soient rediges en langue anglaise.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

_____________________________
GERMAIN LAMONDE





GEXFO INVESTISSEMENTS TECHNOLOGIQUES INC.

Per: ________________________
     Germain Lamonde



G. LAMONDE INVESTISSEMENTS FINANCIERS INC.

Per: ________________________
     Germain Lamonde

FIDUCIE GERMAIN LAMONDE


Per: ________________________
     Germain Lamonde




EXFO ELECTRO-OPTICAL ENGINEERING INC.


Per: ________________________
     Pierre Plamondon




CIBC MELLON TRUST COMPANY


Per: ________________________



Per: ________________________

                                  SCHEDULE "A"

                             MULTIPLE VOTING SHARES
                               OF THE CORPORATION
                           DEPOSITED WITH THE TRUSTEE

                                                                  SHARE       NUMBER OF MULTIPLE VOTING
                                                               CERTIFICATE             SHARES
            REGISTERED SHAREHOLDER                                NUMBER             REPRESENTED
--------------------------------------------------------------------------------------------------------

GEXFO Investissements Technologiques inc.                           [ ]              35,340,000


Fiducie Germain Lamonde                                             [ ]               1,900,000


G. Lamonde Investissements Financiers inc.                          [ ]                 760,000
                                                                                     ----------
TOTAL:                                                                               38,000,000
